SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                                (Amendment No. 2)


                                REDENVELOPE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    75733R601
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/05
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]        Rule 13d-1(b)

          [ ]       Rule 13d-1(c)

          [X]        Rule 13d-1(d)

                         (Continued on following pages)


                               Page 1 of 19 Pages

------------------------------                     -----------------------------
CUSIP NO. 75733R601                   13 G                  Page 2 of 19 Pages
------------------------------                     -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SEQUOIA CAPITAL IX, A DELAWARE LIMITED PARTNERSHIP ("SC IX")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3335835
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b)  X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
------------------------------------ -------- ----------------------------------

                              5        SOLE VOTING POWER
      NUMBER OF                        0
       SHARES                 -------- -----------------------------------------
    BENEFICIALLY              6        SHARED VOTING POWER
    OWNED BY EACH                      385,037
      REPORTING               -------- -----------------------------------------
       PERSON                 7        SOLE DISPOSITIVE POWER
        WITH                           0
                              -------- -----------------------------------------
                              8        SHARED DISPOSITIVE POWER
                                       385,037
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                385,037
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             4.3%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

             PN
------------ -------------------------------------------------------------------

------------------------------                     -----------------------------
CUSIP NO. 75733R601                   13 G                  Page 3 of 19 Pages
------------------------------                     -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SEQUOIA CAPITAL ENTREPRENEURS FUND, A DELAWARE LIMITED PARTNERSHIP
             ("SCEF")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3354706
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b)  X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
------------ -------------------------------------------------------------------

                              5        SOLE VOTING POWER
                                       0
       NUMBER OF              -------- -----------------------------------------
        SHARES                6        SHARED VOTING POWER
     BENEFICIALLY                      0 (1)
     OWNED BY EACH            -------- -----------------------------------------
       REPORTING              7        SOLE DISPOSITIVE POWER
        PERSON                         0
         WITH                 -------- -----------------------------------------
                              8        SHARED DISPOSITIVE POWER
                                       0 (1)
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   0
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.0%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

             PN
------------ -------------------------------------------------------------------

------------------------------                     -----------------------------
CUSIP NO. 75733R601                   13 G                  Page 4 of 19 Pages
------------------------------                     -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SEQUOIA CAPITAL ENTREPRENEURS ANNEX FUND, A DELAWARE LIMITED
             PARTNERSHIP ("ANNEX")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3354706
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b)  X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
------------ -------------------------------------------------------------------

                              5        SOLE VOTING POWER
        NUMBER OF                      0
         SHARES               -------- -----------------------------------------
      BENEFICIALLY            6        SHARED VOTING POWER
      OWNED BY EACH                    59,264 (1)
        REPORTING             -------- -----------------------------------------
         PERSON               7        SOLE DISPOSITIVE POWER
          WITH                         0
                              -------- -----------------------------------------
                              8        SHARED DISPOSITIVE POWER
                                       59,264 (1)
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 59,264
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.7%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

             PN
------------ -------------------------------------------------------------------

------------------------------                     -----------------------------
CUSIP NO. 75733R601                   13 G                  Page 5 of 19 Pages
------------------------------                     -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SEQUOIA CAPITAL IX PRINCIPALS FUND, LLC ("SC IX PF")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             77-0529626
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b)  X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
------------ -------------------------------------------------------------------

                              5        SOLE VOTING POWER
        NUMBER OF                      0
         SHARES               -------- -----------------------------------------
      BENEFICIALLY            6        SHARED VOTING POWER
      OWNED BY EACH                    71,067
        REPORTING             -------- -----------------------------------------
         PERSON               7        SOLE DISPOSITIVE POWER
          WITH                         0
                              -------- -----------------------------------------
                              8        SHARED DISPOSITIVE POWER
                                       71,067
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON    71,067
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.8%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

             OO
------------ -------------------------------------------------------------------

------------------------------                     -----------------------------
CUSIP NO. 75733R601                   13 G                  Page 6 of 19 Pages
------------------------------                     -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SC IX MANAGEMENT, LLC ("SC IX LLC")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3335849
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b)  X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
------------ -------------------------------------------------------------------

                              5        SOLE VOTING POWER
      NUMBER OF                        0
       SHARES                 -------- -----------------------------------------
    BENEFICIALLY              6        SHARED VOTING POWER
    OWNED BY EACH                      0 (1)
      REPORTING               -------- -----------------------------------------
       PERSON                 7        SOLE DISPOSITIVE POWER
        WITH                           0
                              -------- -----------------------------------------
                              8        SHARED DISPOSITIVE POWER
                                       0 (1)
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                0
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.0%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

             OO
------------ -------------------------------------------------------------------

------------------------------                     -----------------------------
CUSIP NO. 75733R601                   13 G                  Page 7 of 19 Pages
------------------------------                     -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SC IX.I MANAGEMENT, LLC ("SC IX.I LLC")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             90-0157711
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b)  X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
------------------------------------ -------- ----------------------------------

                              5        SOLE VOTING POWER
                                       0
                              -------- -----------------------------------------
                              6        SHARED VOTING POWER
      NUMBER OF                        515,368  shares of which  385,037  shares
       SHARES                          are directly held by SC IX, 59,264 shares
    BENEFICIALLY                       are  directly  held by ANNEX  and  71,067
    OWNED BY EACH                      shares are directly  held by SC IX PF. SC
      REPORTING                        IX.I LLC is the General  Partner of SC IX
       PERSON                          and ANNEX,  and the Managing Member SC IX
        WITH                           PF. (1)
                              -------- -----------------------------------------
                              7        SOLE DISPOSITIVE POWER
                                       0
                              -------- -----------------------------------------
                              8        SHARED DISPOSITIVE POWER
                                       515,368  shares of which  385,037  shares
                                       are directly held by SC IX, 59,264 shares
                                       are  directly  held by ANNEX  and  71,067
                                       shares are directly  held by SC IX PF. SC
                                       IX.I LLC is the General  Partner of SC IX
                                       and ANNEX,  and the Managing Member SC IX
                                       PF. (1)
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                515,368
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.7%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

             OO
------------ -------------------------------------------------------------------

------------------------------                     -----------------------------
CUSIP NO. 75733R601                   13 G                  Page 8 of 19 Pages
------------------------------                     -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SEQUOIA CAPITAL FRANCHISE FUND, L.P. ("SCFF")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3324307
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b)  X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
------------ -------------------------------------------------------------------

                              5        SOLE VOTING POWER
                                       0
        NUMBER OF             -------- -----------------------------------------
         SHARES               6        SHARED VOTING POWER
      BENEFICIALLY                     452,825
      OWNED BY EACH           -------- -----------------------------------------
        REPORTING             7        SOLE DISPOSITIVE POWER
         PERSON                        0
          WITH                -------- -----------------------------------------
                              8        SHARED DISPOSITIVE POWER
                                       452,825
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                452,825
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES

------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.0%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

             PN
------------ -------------------------------------------------------------------

------------------------------                     -----------------------------
CUSIP NO. 75733R601                   13 G                  Page 9 of 19 Pages
------------------------------                     -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SEQUOIA CAPITAL FRANCHISE PARTNERS, L.P. ("SCFP")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3330616
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b)  X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
------------ -------------------------------------------------------------------

                              5        SOLE VOTING POWER
      NUMBER OF                        0
       SHARES                 -------- -----------------------------------------
    BENEFICIALLY              6        SHARED VOTING POWER
    OWNED BY EACH                      53,543
      REPORTING               -------- -----------------------------------------
       PERSON                 7        SOLE DISPOSITIVE POWER
        WITH                           0
                              -------- -----------------------------------------
                              8        SHARED DISPOSITIVE POWER
                                       53,543
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON    53,543
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES

------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.6%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

             PN
------------ -------------------------------------------------------------------

------------------------------                     -----------------------------
CUSIP NO. 75733R601                   13 G                  Page 10 of 19 Pages
------------------------------                     -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SCFF MANAGEMENT, LLC ("SCFF LLC")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3324306
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b)  X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
------------ -------------------------------------------------------------------

                              5        SOLE VOTING POWER
                                       0
         NUMBER OF            -------- -----------------------------------------
          SHARES              6        SHARED VOTING POWER
       BENEFICIALLY                    506,368  shares of which  452,825  shares
       OWNED BY EACH                   are  directly  held  by SCFF  and  53,543
         REPORTING                     shares are  directly  held by SCFP.  SCFF
          PERSON                       LLC is the  General  Partner  of SCFF and
           WITH                        SCFP.
                              -------- -----------------------------------------
                              7        SOLE DISPOSITIVE POWER
                                       0
                              -------- -----------------------------------------
                              8        SHARED DISPOSITIVE POWER
                                       506,368  shares of which  452,825  shares
                                       are  directly  held  by SCFF  and  53,543
                                       shares are  directly  held by SCFP.  SCFF
                                       LLC is the  General  Partner  of SCFF and
                                       SCFP.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                506,368
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.6%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

             OO
------------ -------------------------------------------------------------------

------------------------------                     -----------------------------
CUSIP NO. 75733R601                   13 G                  Page 11 of 19 Pages
------------------------------                     -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             MICHAEL MORITZ
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b)  X
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION -

                USA
------------ -------------------------------------------------------------------

                              5        SOLE VOTING POWER
                                       0
                              -------- -----------------------------------------
                              6        SHARED VOTING POWER
       NUMBER OF                       1,021,736  shares of which 385,037 shares
        SHARES                         are directly held by SC IX, 59,264 shares
     BENEFICIALLY                      are directly held by ANNEX, 71,067 shares
     OWNED BY EACH                     are  directly  held by SC IX PF,  452,825
       REPORTING                       shares  are  directly  held by  SCFF  and
        PERSON                         53,543  shares are directly held by SCFP.
         WITH                          Mr.  Moritz  is a  Managing  Member of SC
                                       IX.I  LLC and  SCFF  LLC.(1)  Mr.  Moritz
                                       disclaims  beneficial  ownership  of  all
                                       such  shares  except to the extent of his
                                       individual pecuniary interest therein.
                              -------- -----------------------------------------
                              7        SOLE DISPOSITIVE POWER
                                       0
                              -------- -----------------------------------------
                              8        SHARED DISPOSITIVE POWER
                                       1,021,736  shares of which 385,037 shares
                                       are directly held by SC IX, 59,264 shares
                                       are directly held by ANNEX, 71,067 shares
                                       are  directly  held by SC IX PF,  452,825
                                       shares  are  directly  held by  SCFF  and
                                       53,543  shares are directly held by SCFP.
                                       Mr.  Moritz  is a  Managing  Member of SC
                                       IX.I  LLC and  SCFF  LLC.(1)  Mr.  Moritz
                                       disclaims  beneficial  ownership  of  all
                                       such  shares  except to the extent of his
                                       individual pecuniary interest therein.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,021,736
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             11.3%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

             IN
------------ -------------------------------------------------------------------

------------------------------                     -----------------------------
CUSIP NO. 75733R601                   13 G                  Page 12 of 19 Pages
------------------------------                     -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             DOUGLAS LEONE
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b)  X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             USA
------------ -------------------------------------------------------------------

                              5        SOLE VOTING POWER
                                       0
                              -------- -----------------------------------------
                              6        SHARED VOTING POWER
          NUMBER OF                    1,021,736  shares of which 385,037 shares
           SHARES                      are directly held by SC IX, 59,264 shares
        BENEFICIALLY                   are directly held by ANNEX, 71,067 shares
        OWNED BY EACH                  are  directly  held by SC IX PF,  452,825
          REPORTING                    shares  are  directly  held by  SCFF  and
           PERSON                      53,543  shares are directly held by SCFP.
            WITH                       Mr. Leone is a Managing Member of SC IX.I
                                       LLC and SCFF LLC.(1) Mr. Leone  disclaims
                                       beneficial  ownership  of all such shares
                                       except to the  extent  of his  individual
                                       pecuniary interest therein.
                              -------- -----------------------------------------
                              7        SOLE DISPOSITIVE POWER
                                       0
                              -------- -----------------------------------------
                              8        SHARED DISPOSITIVE POWER
                                       1,021,736  shares of which 385,037 shares
                                       are directly held by SC IX, 59,264 shares
                                       are directly held by ANNEX, 71,067 shares
                                       are  directly  held by SC IX PF,  452,825
                                       shares  are  directly  held by  SCFF  and
                                       53,543  shares are directly held by SCFP.
                                       Mr. Leone is a Managing Member of SC IX.I
                                       LLC and SCFF LLC.(1) Mr. Leone  disclaims
                                       beneficial  ownership  of all such shares
                                       except to the  extent  of his  individual
                                       pecuniary interest therein.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,021,736
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             11.3%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

             IN
------------ -------------------------------------------------------------------

------------------------------                     -----------------------------
CUSIP NO. 75733R601                   13 G                  Page 13 of 19 Pages
------------------------------                     -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             MARK STEVENS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b)  X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             USA
------------ -------------------------------------------------------------------

                              5        SOLE VOTING POWER
                                       0
                              -------- -----------------------------------------
                              6        SHARED VOTING POWER
                                       1,021,736  shares of which 385,037 shares
        NUMBER OF                      are directly held by SC IX, 59,264 shares
         SHARES                        are directly held by ANNEX, 71,067 shares
      BENEFICIALLY                     are  directly  held by SC IX PF,  452,825
      OWNED BY EACH                    shares  are  directly  held by  SCFF  and
        REPORTING                      53,543  shares are directly held by SCFP.
         PERSON                        Mr.  Stevens is a  Managing  Member of SC
          WITH                         IX.I LLC and  SCFF  LLC.(1)  Mr.  Stevens
                                       disclaims  beneficial  ownership  of  all
                                       such  shares  except to the extent of his
                                       individual pecuniary interest therein.
                              -------- -----------------------------------------
                              7        SOLE DISPOSITIVE POWER
                                       0
                              -------- -----------------------------------------
                              8        SHARED DISPOSITIVE POWER
                                       1,021,736  shares of which 385,037 shares
                                       are directly held by SC IX, 59,264 shares
                                       are directly held by ANNEX, 71,067 shares
                                       are  directly  held by SC IX PF,  452,825
                                       shares  are  directly  held by  SCFF  and
                                       53,543  shares are directly held by SCFP.
                                       Mr.  Stevens is a  Managing  Member of SC
                                       IX.I LLC and  SCFF  LLC.(1)  Mr.  Stevens
                                       disclaims  beneficial  ownership  of  all
                                       such  shares  except to the extent of his
                                       individual pecuniary interest therein.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,021,736
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             11.3%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

             IN
------------ -------------------------------------------------------------------

------------------------------                     -----------------------------
CUSIP NO. 75733R601                   13 G                  Page 14 of 19 Pages
------------------------------                     -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             MICHAEL GOGUEN
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b)  X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             USA
------------ -------------------------------------------------------------------

                              5        SOLE VOTING POWER
                                       0
                              -------- -----------------------------------------
                              6        SHARED VOTING POWER
        NUMBER OF                      1,021,736  shares of which 385,037 shares
         SHARES                        are directly held by SC IX, 59,264 shares
      BENEFICIALLY                     are directly held by ANNEX, 71,067 shares
      OWNED BY EACH                    are  directly  held by SC IX PF,  452,825
        REPORTING                      shares  are  directly  held by  SCFF  and
         PERSON                        53,543  shares are directly held by SCFP.
          WITH                         Mr.  Goguen  is a  Managing  Member of SC
                                       IX.I  LLC and  SCFF  LLC.(1)  Mr.  Goguen
                                       disclaims  beneficial  ownership  of  all
                                       such  shares  except to the extent of his
                                       individual pecuniary interest therein.
                              -------- -----------------------------------------
                              7        SOLE DISPOSITIVE POWER
                                       0
                              -------- -----------------------------------------
                              8        SHARED DISPOSITIVE POWER
                                       1,021,736  shares of which 385,037 shares
                                       are directly held by SC IX, 59,264 shares
                                       are directly held by ANNEX, 71,067 shares
                                       are  directly  held by SC IX PF,  452,825
                                       shares are directly held by SCFF and 53,543 shares are directly held by SCFP.
                                       Mr.  Goguen  is a  Managing  Member of SC
                                       IX.I LLC and SCFF LLC.(1) Mr. Goguen disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,021,736
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             11.3%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

             IN
------------ -------------------------------------------------------------------

------------------------------                     -----------------------------
CUSIP NO. 75733R601                   13 G                  Page 15 of 19 Pages
------------------------------                     -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             MARK KVAMME
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b)  X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             USA
------------ -------------------------------------------------------------------

                              5        SOLE VOTING POWER
                                       0
                              -------- -----------------------------------------
        NUMBER OF             6        SHARED VOTING POWER
         SHARES                        515,368  shares of which  385,037  shares
      BENEFICIALLY                     are directly held by SC IX, 59,264 shares
      OWNED BY EACH                    are  directly  held by ANNEX  and  71,067
        REPORTING                      shares are directly held by SC IX PF. Mr.
         PERSON                        Kvamme  is a  Managing  Member of SC IX.I
          WITH                         LLC.(1) Mr. Kvamme  disclaims  beneficial
                                       ownership  of all such  shares  except to
                                       the  extent of his  individual  pecuniary
                                       interest therein.
                              -------- -----------------------------------------
                              7        SOLE DISPOSITIVE POWER
                                       0
                              -------- -----------------------------------------
                              8        SHARED DISPOSITIVE POWER
                                       515,368  shares of which  385,037  shares
                                       are directly held by SC IX, 59,264 shares
                                       are  directly  held by ANNEX  and  71,067
                                       shares are directly held by SC IX PF. Mr.
                                       Kvamme  is a  Managing  Member of SC IX.I
                                       LLC.(1) Mr. Kvamme disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                515,368
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.7%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

             IN
------------ -------------------------------------------------------------------

     (1) As part of a restructure, SCEF transferred 59,264 shares of RedEnvelope, Inc. Common Stock to ANNEX and SC IX.I LLC became the new General Partner of each of SC IX and ANNEX, and the new Managing Member of SC IX PF.

------------------------------                     -----------------------------
CUSIP NO. 75733R601                   13 G                  Page 16 of 19 Pages
------------------------------                     -----------------------------

ITEM 1.

(a)      Name of Issuer:  RedEnvelope, Inc.

(b)      Address of Issuer's Principal Executive Offices:
                                 149 New Montgomery Street
                                 San Francisco, CA  94105
ITEM 2.

(a)      Name of Persons Filing:

        Sequoia Capital IX, a Delaware Limited Partnership
        Sequoia Capital Entrepreneurs Fund, a Delaware Limited Partnership Sequoia Capital Entrepreneurs Annex Fund, a Delaware Limited Partnership Sequoia Capital IX Principals Fund, LLC
        SC IX Management, LLC
        SC IX.I Management, LLC
        Sequoia Capital Franchise Fund, L.P.
        Sequoia Capital Franchise Partners, L.P.
        SCFF Management, LLC
        Michael Moritz ("MM")
        Douglas Leone  ("DL")
        Mark Stevens  ("MS")
        Michael Goguen  ("MG")
        Mark Kvamme  ("MK")

         SC IX.I LLC is the General Partner of SC IX and ANNEX, and the Managing Member of SC IX PF. MM, DL, MS, MG and MK are Managing Members of SC IX.I LLC. SCFF LLC is the General Partner of SCFF and SCFP. MM, DL, MS and MG are Managing Members of SCFF LLC.

(b)      Address of Principal Business Office or, if none, Residence:
                                        3000 Sand Hill Road, 4-180
                                        Menlo Park, CA  94025

(c)      Citizenship:      MM, DL, MS, MG, MK:  USA
                           SCFF LLC, SCFF, SCFP, SC IX LLC, SC IX.I LLC,
                           SC IX, SCEF, ANNEX, SC IX PF:  Delaware

(d)      Title of Class of Securities:      Common

(e)      CUSIP Number:              75733R601

ITEM 3.  If  this statement is filed pursuant to  Rules 13d-1(b) or 13d-2(b) or
           (c), check whether the person filing is a:

                                 NOT APPLICABLE

------------------------------                     -----------------------------
CUSIP NO. 75733R601                   13 G                  Page 17 of 19 Pages
------------------------------                     -----------------------------

ITEM 4.   Ownership

                      SEE ROWS 5 THROUGH 11 OF COVER PAGES


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]




ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


                                 NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON


                                 NOT APPLICABLE


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


                                 NOT APPLICABLE

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP


                                 NOT APPLICABLE

ITEM 10.   CERTIFICATION


                                 NOT APPLICABLE

------------------------------                     -----------------------------
CUSIP NO. 75733R601                   13 G                  Page 18 of 19 Pages
------------------------------                     -----------------------------

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 1, 2006


Sequoia Capital IX, a Delaware
        Limited Partnership

Sequoia Capital Entrepreneurs Annex     Sequoia Capital Franchise Fund, L.P.
  Fund, a Delaware Limited Partnership
                                        Sequoia Capital Franchise Partners, L.P.

By:  SC IX.I Management, LLC,           By:  SCFF Management, LLC,
       their General Partner                   their General Partner

By:  /s/ Michael Moritz                 By:  /s/ Michael Moritz
   -----------------------------------      ----------------------------------
    Michael Moritz, Managing Member          Michael Moritz, Managing Member


Sequoia Capital IX Principals Fund, LLC

By:  SC IX.I Management, LLC,
       its Managing Member

By:  /s/ Michael Moritz
   -----------------------------------
       Michael Moritz, Managing Member


/s/ Michael Moritz
--------------------------------------
Michael Moritz

/s/ Douglas Leone
--------------------------------------
Douglas Leone

/s/ Mark Stevens
--------------------------------------
Mark Stevens

/s/ Michael Goguen
--------------------------------------
Michael Goguen

/s/ Mark Kvamme
--------------------------------------
Mark Kvamme

------------------------------                     -----------------------------
CUSIP NO. 75733R601                   13 G                  Page 19 of 19 Pages
------------------------------                     -----------------------------


                                    EXHIBIT 1
                                    ---------

                  AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

     The undersigned hereby agree that the Schedule 13G relating to shares of RedEnvelope, Inc. to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them.

Date: February 1, 2006

Sequoia Capital IX, a Delaware
        Limited Partnership

Sequoia Capital Entrepreneurs Annex     Sequoia Capital Franchise Fund, L.P.
  Fund, a Delaware Limited Partnership
                                        Sequoia Capital Franchise Partners, L.P.

By:  SC IX.I Management, LLC,           By:  SCFF Management, LLC,
       their General Partner                   their General Partner

By:  /s/ Michael Moritz                 By:  /s/ Michael Moritz
   -----------------------------------      ----------------------------------
    Michael Moritz, Managing Member          Michael Moritz, Managing Member


Sequoia Capital IX Principals Fund, LLC

By:  SC IX.I Management, LLC,
       its Managing Member

By:  /s/ Michael Moritz
   -----------------------------------
       Michael Moritz, Managing Member


/s/ Michael Moritz
--------------------------------------
Michael Moritz

/s/ Douglas Leone
--------------------------------------
Douglas Leone

/s/ Mark Stevens
--------------------------------------
Mark Stevens

/s/ Michael Goguen
--------------------------------------
Michael Goguen

/s/ Mark Kvamme
--------------------------------------
Mark Kvamme